EXHIBIT 10.51
TEMECULA VALLEY BANK
SPLIT DOLLAR AGREEMENT

THIS AGREEMENT is entered into this 29th day of December 2006, by and between TEMECULA VALLEY BANK, a bank located in Temecula Valley, California, and organized under the laws of the State of California (“Bank”), and Frank Basirico, Jr. (the "Executive"). This Agreement shall append the Split Dollar Endorsement entered into on even date herewith or as subsequently amended, by and between the aforementioned parties.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to divide the death proceeds of a life insurance policy on the Executive's life. The Bank will pay life insurance premiums from its general assets.

AGREEMENT

The Bank and the Executive agree as follows:

Article 1
General Definitions

The following terms shall have the meanings specified:

    1.1     “Insured” means the Executive.

    1.2     “Insurer” means each life insurance carrier in which there is a Split Dollar Policy Endorsement attached to this Agreement.

    1.3     “Policy” means the specific life insurance policy issued by the Insurer.

    1.4     “Salary Continuation Agreement” means the Salary Continuation Agreement between the Company and the Executive, entered into on even date herewith.

    1.5     “Change in Control” means:
(a)
A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding capital stock then entitled to vote generally in the election of directors; or

(b)
The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

(c)
The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to twenty-five percent (25%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

(d)
A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either twenty-five percent (25%) or more of the Company’s outstanding shares of Common Stock or shares of capital stock having twenty-five (25%) or more the combined voting power of the Company’s then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own twenty-five (25%) or more of the voting power; or

(e)	Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.5.

Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change in Control under this Section 1.5.

Article 2
Policy Ownership/Interests

    2.1    Bank Ownership. The Bank is the sole owner of the Policy and shall have the right to exercise all incidents of ownership. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Interest of the Executive or the Executive’s transferee has been paid according to Section 2.2 below.

    2.2    Executive's Interest. Executive shall have the right to designate the beneficiary of the death proceeds of the Policy. The Executive shall also have the right to elect and change settlement options that may be permitted. Upon the termination of this Agreement pursuant to Article 7, the Executive, the Executive’s transferee or the Executive’s beneficiary shall have no rights or interests in the Policy and no death benefit shall be paid under this Section 2.2.

        2.2.1    Death During Active Service. If the Executive dies while in the Active service of the Bank, the Executive’s beneficiary shall receive Nine Hundred Ninety-two Thousand Four Hundred Sixty-seven dollars ($992,467).

        2.2.2    Death During Payment of a Benefit Under the Salary Continuation Agreement. If the Executive Dies after any benefit payments have commenced under Article 2 of the Salary Continuation Agreement but before receiving all such payments, the Bank shall cease paying the remaining Salary Continuation benefit, if any, and the Executive’s beneficiary shall receive a Split Dollar benefit equal to the remaining Accrued Liability Balance, as defined in the Salary Continuation Agreement.

        2.2.3    Death After Termination of Employment but Before Commencement of Payment under the Salary Continuation Agreement. If the Executive is entitled to a benefit under Article 2 of the Salary Continuation Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay no benefit under the Salary Continuation Agreement and the Executive’s beneficiary shall receive the split dollar death benefit described in Section 2.2.1 of this Agreement.

        2.2.4    Death After Payment of all Benefits Under the Salary Continuation Agreement. If the Executive Dies after all benefit payments have been made under Article 2 of the Salary Continuation Agreement, no benefits shall be paid under this Agreement.

     2.3    Comparable Coverage upon Change in Control. Upon a Change in Control, the Company shall not amend, terminate or otherwise abrogate the Executive’s Interest in the Policy unless the Company replaces the Policy with a comparable insurance policy to cover the benefit provided under this Agreement and the Company and the Executive execute a new Split Dollar Policy Endorsement for said comparable insurance policy. The Policy or any comparable policy shall be subject to the claims of the Company’s creditors.

Article 3
Premiums

    3.1    Premium Payment. The Bank shall pay any premiums due on the Policy.

    3.2    Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Beneficiary. The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

    3.3    Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s Form W-2.

Article 4
Assignment

The Executive may assign without consideration all of the Executive’s interests in the Policy and in this Agreement to any person, entity or trust. In the event the Executive transfers all of the Executive’s interest in the Policy, then all of the Executive's interest in the Policy and in the Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder and the Executive shall have no further interest in the Policy or in this Agreement.

Article 5
Insurer

The Insurer shall be bound only by the terms of the Policy. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits and demands of all entities or persons. The Insurer shall not be bound by or be deemed to have notice of the provisions of this Agreement.

Article 6
Claims and Review Procedures

    6.1    Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid (the “claimant”) shall make a claim for such benefits as follows:

        6.1.1    Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

        6.1.2    Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

        6.1.3    Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

    6.2    Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

        6.2.1    Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

        6.2.2    Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

        6.2.3    Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

        6.2.4    Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

        6.2.5    Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Plan on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8
General Limitations

    8.1    Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any job application or on any application for life insurance purchased by the Bank.

Article 9
Miscellaneous

    9.1    Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, administrators and transferees, and any Policy beneficiary.

    9.2     Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent preempted by the laws of the United States of America.

    9.3    Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank.

    9.4    Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Split Dollar Agreement by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his or her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

    9.5    Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

    9.6    Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:
(a)	Interpreting the provisions of this Agreement;
(b)	Establishing and revising the method of accounting for this Agreement;
(c)	Maintaining a record of benefit payments; and
(d)	Establishing rules and prescribing any forms necessary or desirable to administer this Agreement.

    9.7    Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:    BANK:
TEMECULA VALLEY BANK

By: /s/ Frank Basirico, Jr.	By: /s/ Donald A. Pitcher

Executive Vice President and Chief Financial Officer